Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3336	(972) 543-8123	(212) 232-2222

Meritage Corporation Reports Record Second Quarter 2004

•           Diluted Earnings per Share 14% above 2nd qtr 2003 at $1.77

•           Net Earnings increased 16% over 2nd qtr 2003 to $24.6 million

•           Dollar Value of New Home Orders rose 51% over 2nd qtr 2003 to $700 million

•           Dollar Value of Backlog up 45% over Prior Year’s qtr-end to $1,169 million

•           Home Closing Revenue ahead of 2nd qtr 2003 by 32% to $431 million

•           Full-Year Diluted EPS guidance raised by $0.30 to $8.55 - $8.80 per share

Scottsdale, Arizona and Dallas (July 20, 2004) – Meritage Corporation (NYSE: MTH) today announced net earnings of $24.6 million, or $1.77 per diluted share, for the second quarter ended June 30, 2004, compared to $21.3 million, or $1.55 per diluted share, in the same period a year ago, a 14% increase in EPS.  Net earnings for the first six months of 2004 were $51.6 million, or $3.69 per diluted share, compared to $37.1 million, or $2.70 per diluted share for the same period in 2003, a 37% increase in EPS.

Summary Operating Results ($ In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Increase	2004	2003	% Increase
Home closing revenue	$431,275	$325,733	32%	$854,777	$609,143	40%
Net earnings	$24,637	$21,312	16%	$51,556	$37,085	39%
Diluted EPS	$1.77	$1.55	14%	$3.69	$2.70	37%

“For the second quarter of 2004, Meritage once again set all-time quarterly records for the dollar value and number of homes ordered, and we saw our backlog exceed $1 billion for the first time in the Company’s history,” said Steve Hilton, Meritage Co-Chairman and CEO.  “We also set second quarter records for home closing revenue, the number of homes closed, net earnings, and diluted earnings per share.  For the first six months of 2004, the dollar value of new home orders was up 47%, home closing revenue up 40%, net earnings up 39% and diluted earnings per share up 37% over the first six months of 2003.”

“Meritage’s pre-tax margin for the first six months of 2004 was 9.7%, unchanged from the same period in 2003, but decreased 102 basis points in this year’s second quarter from the second quarter of 2003 to 9.2%.  Our pre-tax margin was relatively stable in our California and Arizona divisions for the second quarter, however it was down somewhat in Texas and Nevada,” said John Landon, Meritage Co-Chairman and CEO.  “In Texas, the Dallas/Ft. Worth market is not as strong as last year, creating pricing pressures which lowered margins.  In addition, heavy rains in Dallas/Ft. Worth and Houston delayed home closings during the quarter, which also affected our pre-tax margin.  In Nevada, where the housing market is very strong, the margin compression resulted from a short-term fluctuation in deliveries of homes with lower margins.  We anticipate that our pre-tax margin will improve during the second half of 2004, resulting in a relatively consistent full-year pre-tax margin in comparison to last year’s 10.3%, meeting our goal of achieving a 10.0% or better pre-tax margin.”

Meritage received 2,556 orders for new homes valued at $700 million in the three months ended June 30, 2004, increases of 36% and 51%, respectively, from the same period a year ago.  For the same period, home closing revenue increased 32% to $431 million, and the number of homes closed increased 29% to 1,620.  At June 30, 2004, the number of homes in backlog was up 34% over June 30, 2003 to 4,215, and the value of those homes increased 45% to $1,169 million.  In addition, the number of active communities increased 17% to 137 at June 30, 2004 from 117 at June 30, 2003.

“Demand for our homes has been very strong during the first half of this year, and we expect this to continue during the second half of 2004, given stable economic conditions, job growth and moderate changes in mortgage interest rates,” said Hilton.  “The dollar value of orders in California increased nearly one and a half times over the second quarter of 2003 and more than doubled over the first six months.  Demand for our homes in Arizona has also been very strong, where we generated a 71% increase in order value for the second quarter and 70% for the first six months.  In Texas, order value was up a solid 21% for the second quarter and 23% for the first six months, in spite of some softness in the Dallas/Ft. Worth housing market.  Although order value in our Nevada division was down 39% for both the second quarter and first half of this year, we introduced two new communities there during the latter part of the second quarter and anticipate opening another five during the second half of this year, bringing our community count in Nevada to approximately eight by the end of this year.  We expect these new communities to generate an increase in order activity for the full year 2004 over 2003.  With the strength of demand for our homes and our anticipated margin expansion in the second half of this year, we anticipate full-year diluted earnings per share will approximate $8.55 to $8.80, an increase of $0.30 from our previous guidance and 25% to 29% above last year.  For the third quarter of 2004, we expect diluted earnings per share to approximate $2.10 to $2.20, or 13% to 18% ahead of last year’s third quarter.”

Net debt-to-capital at June 30, 2004 was 49%, versus 50% a year earlier.  EBITDA increased 21% from the second quarter of 2003 to $49.7 million during this year’s second quarter.  Meritage generated after-tax returns on average assets and equity of 11% and 27%, respectively, for the four quarters ended June 30, 2004, as compared to 12% and 26% for the same period last year.  For the four quarters ended June 30, 2004, the Company’s EBITDA to interest incurred ratio was 6.7 times, and the debt-to-EBITDA ratio 2.0 times as compared to 7.3 times and 2.3 times, respectively, for the same period last year.  “In a move that strengthens our balance sheet and provides capital for additional growth, in April of this year we issued $130 million in principal amount of 7% senior notes due 2014,” said Mr. Landon.  “Proceeds from this offering were mostly used to pay down our bank credit facility, as well as to repurchase 300,000 shares of our common stock.”

“We remain very positive regarding the state of the homebuilding industry and expect 2004 to be our 17th consecutive year of record revenue and earnings.  We believe that recent job growth and the improving economy will more than offset the recent moderate interest rate increases.  With our all-time record levels of sales, orders and backlog; our expectation for second-half margin expansion; and good economic conditions, we believe that Meritage is in excellent position for solid financial growth,” concluded Landon.

Meritage will hold its second quarter earnings call on Wednesday, July 21, 2004 at 11:00 a.m. EST (10:00 a.m. CT, 9:00 a.m. MT, 8:00 a.m. PT).  To participate in the call, please dial in at least five minutes before the start time.  The toll-free domestic dial-in number is 1-800-243-6403; the international toll-free number is 1-312-461-0285.  A replay will be available from 2:00 p.m. EST Wednesday, July 21, 2004 through midnight EST Wednesday, July 28, 2004 by dialing 1-888-203-1112 (domestic) and 1-719-457-0820 (international).  Confirmation code for the replay is 185725.  The call and corresponding slide show presentation can be accessed on the Company’s web site at www.meritagehomes.com and through CCBN for two weeks at www.companyboardroom.com.

About Meritage Corporation

Meritage Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked No. 11 of Fortune’s Fastest Growing Companies in America, its third appearance on this list in five years.  The Company is included in the S&P SmallCap 600 Index, appears on Forbes’ “Platinum 400” list and is part of an elite group of only five companies on the list that have exceeded

50% in five-year annualized total return.  In its 18-year history the Company has built approximately 31,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including five of the top ten single-family housing markets in the country.  The Meritage web site is located at www.meritagehomes.com.

Meritage Corporation and Subsidiaries

Operating Results

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Results
Home closing revenue	$431,275	$325,733	$854,777	$609,143
Land closing revenue	2,660	8,100	2,660	8,100
	$433,935	$333,833	$857,437	$617,243

Homes closing gross profit	$79,067	$65,364	$162,230	$121,718
Land closing gross profit	929	1,241	929	1,241
	79,996	66,605	163,159	122,959

Commissions and other sales costs	(26,356)	(21,328)	(52,189)	(41,073)
General and administrative costs	(16,794)	(12,076)	(32,850)	(24,288)
Other income, net	2,980	863	5,169	2,072
Earnings before provision for income taxes	39,826	34,064	83,289	59,670
Provision for income taxes	(15,189)	(12,752)	(31,733)	(22,585)
Net earnings	$24,637	$21,312	$51,556	$37,085

Earnings per share:
Basic:
Earnings per share	$1.87	$1.64	$3.91	$2.85
Weighted average shares outstanding	13,146	12,985	13,190	13,013

Diluted:
Earnings per share	$1.77	$1.55	$3.69	$2.70
Weighted average shares outstanding	13,912	13,747	13,982	13,715

Ebitda Reconciliation

(Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
EBITDA(1) Reconciliation:
Net earnings	$24,637	$21,312	$51,556	$37,085
Income taxes	15,189	12,752	31,733	22,585
Interest	6,857	4,829	13,539	8,860
Depreciation and amortization	3,017	2,029	5,764	3,746
EBITDA	$49,700	$40,922	$102,592	$72,276

Interest incurred	$9,081	$6,457	$17,273	$12,119

(1)

EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare homebuilding companies on the basis of operating performance. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies necessarily calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

Meritage Corporation and Subsidiaries

Selected Balance Sheet Data

(in thousands)

	June 30, 2004
	(Unaudited)	December 31, 2003
Total assets	$1,080,928	$954,539
Real estate	747,780	678,011
Cash and cash equivalents	11,735	4,799
Consolidated real estate not owned	28,336	18,572
Total liabilities	633,490	542,644
Notes payable	434,539	351,491
Stockholders’ equity	447,438	411,895

Supplemental Data

Net Debt to Capital Calculation

(Unaudited)

($ in thousands)

	June 30, 2004	June 30, 2003
Notes payable	$434,539	$371,875
Less: Cash and cash equivalents	(11,735)	(26,555)
Net debt	422,804	345,320
Stockholders’ equity	447,438	350,048
Capital	$870,242	$695,368

Net debt to capital	49%	50%

Meritage Corporation and Subsidiaries

Operating Data

(Unaudited)

($ in thousands)

	For The				As Of And For The
	Three Months Ended June 30				Six Months Ended June 30
	2004		2003		2004		2003
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	1,022	220,056	883	181,602	1,969	419,913	1,674	342,737
Arizona	1,056	262,004	605	153,252	1,863	470,392	1,052	276,905
California	387	185,725	169	75,095	752	345,556	349	164,870
Nevada	91	32,357	220	53,240	165	56,280	384	91,541
Total	2,556	700,142	1,877	463,189	4,749	1,292,141	3,459	876,053

Homes Closed:
Texas	741	160,377	641	130,253	1,471	317,649	1,247	251,756
Arizona	473	115,535	291	83,184	854	213,467	541	150,309
California	294	123,840	176	77,952	601	254,710	334	145,255
Nevada	112	31,523	150	34,344	263	68,951	272	61,823
Total	1,620	431,275	1,258	325,733	3,189	854,777	2,394	609,143

Order Backlog:
Texas					1,617	343,683	1,512	309,880
Arizona					1,841	495,284	977	270,751
California					631	289,175	348	156,542
Nevada					126	40,967	298	67,501
Total					4,215	1,169,109	3,135	804,674

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our expectation of positive operating results and growth in 2004 and beyond, the demand for our homes during the remainder of 2004, our anticipated earnings per share for the third quarter and full-year 2004, the number of actively selling communities we plan to open during the second half of 2004 in Nevada, and that these communities will generate an increase in order activity compared to 2003, and our pre-tax margins for the remainder of 2004.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles which govern ‘variable interest entities’  (FIN 46R), including our ability to use rolling option contracts and long-term purchase agreements to control land for future development, limitations on our ability to engage in such transactions with certain land sellers and the possibility that we may need to record more land and liabilities on our balance sheet; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Future Results and Financial Condition”  and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended March 31, 2004. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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